                                  EXHIBIT 11.1

                        COMPUTATION OF EARNINGS PER SHARE

                                                          Three Months ended
                                                               March 31,
                                                       2001                2000
                                                    ----------          ----------
Net income                                          $1,105,688          $  678,964
                                                    ==========          ==========

Weighted average number of common
  and common equivalent shares:

Weighted average common shares outstanding           2,698,746           2,698,746

Shares issued from assumed exercise of
  common stock equivalents(1)                           15,568               1,914
                                                    ----------          ----------

Weighted average number of common and
  common equivalent shares outstanding               2,714,314           2,700,660
                                                    ==========          ==========

Earnings per share:
         Basic                                      $      .41          $      .25
                                                    ==========          ==========

         Diluted                                    $      .41          $      .25
                                                    ==========          ==========

(1) The number of common stock equivalents excluded from the computation of earnings per share at March 31, 2001 and March 31, 2000 was 103,715 and 109,497, respectively, because they were antidilutive.